EXHIBIT 21.1 — SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State of Incorporation	Relationship to Registrant

CorVel Health Care Organization	California	wholly-owned subsidiary

CorVel Healthcare Corporation	California	wholly-owned subsidiary